Exhibit (a)(8)

                          SCUDDER NEW EUROPE FUND, INC.
                             ARTICLES SUPPLEMENTARY

         Scudder New Europe Fund, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, as amended (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors of the Corporation has increased the aggregate number of shares of capital stock that the Corporation has the authority to issue by one hundred million shares, from four hundred million (400,000,000) shares to five hundred million (500,000,000) shares.

         SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Charter of the Corporation, the Board of Directors has duly designated and classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resulting from the increase of authorized capital stock effected by these Articles Supplementary as the "Institutional Class" Common Stock of the Corporation.

                  THIRD: (1) Immediately before the filing of these Articles Supplementary, the Corporation had the authority to issue four hundred million (400,000,000) shares of capital stock, all of which were designated as Common Stock, $0.001 par value per share, two hundred million (200,000,000) of such shares being classified as the Class A Common Stock, one hundred million (100,000,000) of such shares being classified as the Class B Common Stock, and one hundred million (100,000,000) of such shares being classified as the Class C Common Stock. The aggregate par value of all of such shares being four hundred thousand dollars ($400,000).

         (2) Immediately after the filing of these Articles Supplementary, the Corporation will have the authority to issue five hundred million (500,000,000) shares of capital stock, all of which will be designated as Common Stock, $0.001 par value per share, of which two hundred million (200,000,000) shares will be classified as the Class A Common Stock, one hundred million (100,000,000) shares will be classified as the Class B Common Stock, one hundred million (100,000,000) shares will be classified as the Class C Common Stock and (100,000,000) shares will classified as the Institutional Class Common Stock. The aggregate par value of all of such shares will be five hundred thousand dollars ($500,000).

         SECOND: A description of the "Institutional Class" shares of Common Stock of the Corporation, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of such shares, as set by the Board of Directors of the Corporation, is as follows:

         (a) Except as provided in the Charter of the Corporation and except as described in (b) below, the "Institutional Class" shares of Common Stock of the Corporation shall be

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identical in all respects, and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the "Class A", "Class B", and "Class C" shares of the Common Stock of the Corporation.

         (b) The "Institutional Class" shares of Common Stock of the Corporation may be issued and sold subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses and fees (including, without limitation, distribution expenses under a Rule 12b-1 plan, administrative expenses under an administrative or service agreement, plan or other arrangement, and other administrative, record keeping, redemption, service or other fees, however designated), and to such account size requirements, which may be different from the sale loads, charges, expenses, fees or account size requirements of the "Class A", "Class B", and "Class C" shares of the Common Stock of the Corporation, all as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of the Corporation's capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

         FOURTH: The Board of Directors of the Corporation, acting at a meeting duly called and held on May 15, 2002, duly authorized and adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and designating and classifying the Institutional Class shares of Common Stock of the Corporation as set forth in these Articles Supplementary.


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         IN WITNESS WHEREOF, Scudder New Europe Fund, Inc. has caused these
Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 15th day of May, 2002; and its Vice President acknowledges that these Articles Supplementary are the act of Scudder New Europe Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.



ATTEST                                            SCUDDER NEW EUROPE FUND, INC.


/s/John Millette                                  /s/Philip J. Collora
-------------------------------                   ------------------------------
John Millette                                     Philip J. Collora
Secretary                                         Vice President





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